EXHIBIT 99.1

America's Car-Mart's Growth Continues With 17% Increase in Diluted Earnings Per Share of $.70, Now Operating 99 Dealerships; 2.8% of Outstanding Shares Repurchased During Quarter

BENTONVILLE, Ark., Aug. 19, 2010 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for its first fiscal quarter ended July 31, 2010. The Company repurchased 317,686 shares of its common stock during the quarter representing 2.8% of the outstanding shares. On August 18, 2010, the Company's Board of Directors once again reauthorized the repurchase of up to 1 million shares of its common stock under the common stock repurchase program which was last amended and approved on June 2, 2010.

Highlights of first quarter operating results:

  Net income of $8.0 million ($.70 per diluted share) vs. $7.0 million ($.60 per diluted share) for prior year quarter (17% increase in diluted earnings per share)
  Revenue increase of 9.2% to $91.5 million from $83.8 million with same store revenue growth of 6.4%
  Retail unit sales increase of 3.7% to 8,481 from 8,182 for the prior year quarter
  Strong cash flows supporting the significant increase in revenues and the $11.5 million increase in Finance Receivables, $1.1 in net capital expenditures, and $7.3 million in common stock re-purchases with only a $5.6 million increase in debt
  Active customer base now over 48,000
  Debt to equity of 24.9% and debt to finance receivables of 16.3%
  Allowance for credit losses remains unchanged at 22% of Finance Receivables
  Provision for credit losses of 19.5% of sales
  Down payments increased to 7.2% from 7.0% for the prior year quarter

"Our financial results are obviously outstanding but there are two specific areas that represent the heart of what we are all about and are the key ingredients to our solid financial performance. One, the success of our customers is our number one goal. Our mission statement is: 'We strive to earn the repeat business of our customers by providing quality vehicles, affordable payment terms and excellent service.' Car-Mart offers a great value to our customers and every one of our associates is dedicated to helping to ensure that we do everything we can to help them succeed. This dedication is the reason that over half of the sales at many of our lots are to repeat customers. We operate in a very competitive industry and we have to continue to get better and improve to serve our customer base in a way that sets us apart. We are dedicated to making this happen as we grow," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart. "Two, we are very proud of the employment opportunities we are creating every day in the communities we serve. Every new lot we open as well as the existing dealerships that continue to expand are directly responsible for the creation of new jobs as well as opportunities for advancement for our current associates. Car-Mart has a great reputation and as a result, we attract quality people interested in joining a growing, dynamic company. We currently have over 1,200 dedicated associates and nothing makes us happier than seeing them advance."

"It goes without saying that our growth will continue. Our current plans are to add 6 to 8 new locations during the remainder of this fiscal year, and then open new dealerships at an approximate rate of 10% for the next several years," added Mr. Henderson. "Additionally, we are very excited that we will be opening our 100th dealership very soon and will be making that announcement within the next few weeks."

"Once again, our financial performance was solid for the quarter and we certainly expect these positive trends to continue. Our strong cash flows allowed us to fund $7.3 million in share re-purchases, an $11.5 million increase in Finance Receivables and $1.1 million in capital expenditures, all with only a $5.6 million increase in debt," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "We continue to focus on our cash returns by ensuring that our customers have equity in their vehicles throughout the term of their loans. We are only successful if our customers are successful and we are dedicated to earning their repeat business."

"The company repurchased 317,686 shares, or 2.8%, of its common stock during the first quarter and 749,532, or 6.4% during the last two quarters," added Mr. Williams. "We believe in the long-term value of our company and we will invest in the repurchase program when favorable conditions are presented to us. Our Board of Directors has approved another increase in our share repurchase program, once again allowing for up to 1 million shares to be repurchased. Our debt to equity ratio of 24.9% and our debt to finance receivables ratio of 16.3% continue to be very strong and what we consider to be the best in the industry."

Conference Call

Management will be holding a conference call on Friday, August 20, 2010 at 11:00 a.m. Eastern time to discuss first quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (800) 642-1687 (domestic) or (706) 645-9291 (international), conference call ID #93289966.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 99 automotive dealerships in eight states and is the largest publicly held automotive retailer in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new store openings;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results;
  repurchases of the Company's common stock;
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its loans effectively;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in lending laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)
			% Change	As a % of Sales
	Three Months Ended July 31,		2010 vs.	Three Months Ended July 31,
	2010	2009	2009	2010	2009
Operating Data:
Retail units sold	8,481	8,182	3.7%
Average number of stores in operation	98	95	3.2
Average retail units sold per store per month	28.8	28.7	0.3
Average retail sales price	$ 9,242	$ 9,041	2.2
Same store revenue growth	6.4%	8.5%
Net charge-offs as a percent of average Finance Receivables	5.1%	5.1%
Collections as a percent of average Finance Receivables	16.3%	16.6%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	82.6%	83.1%
Average down-payment percentage	7.2%	7.0%

Period End Data:
Stores open	98	95	3.2%
Accounts over 30 days past due	3.6%	3.5%
Finance Receivables, gross	$ 272,555	$ 244,691	11.4%

Operating Statement:
Revenues:
Sales	$ 82,602	$ 77,012	7.3%	100.0%	100.0%
Interest income	8,858	6,743	31.4	10.7	8.8
Total	91,460	83,755	9.2	110.7	108.8

Costs and expenses:
Cost of sales	46,433	43,082	7.8	56.2	55.9
Selling, general and administrative	14,790	13,924	6.2	17.9	18.1
Provision for credit losses	16,138	15,051	7.2	19.5	19.5
Interest expense	734	566	29.7	0.9	0.7
Interest expense (income) - change in FV of interest rate swap	233	(319)	--	0.3	(0.4)
Depreciation and amortization	456	392	16.3	0.6	0.5
Total	78,784	72,696	8.4	95.4	94.4

Income before taxes	12,676	11,059		15.3	14.4

Provision for income taxes	4,711	4,031		5.7	5.2

Net income	$ 7,965	$ 7,028		9.6	9.1

Dividends on subsidiary preferred stock	$ 10	$ 10

Net income attributable to common shareholders	$ 7,955	$ 7,018

Earnings per share:
Basic	$ 0.71	$ 0.60
Diluted	$ 0.70	$ 0.60

Weighted average number of shares outstanding:
Basic	11,223,777	11,730,049
Diluted	11,436,613	11,792,496

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	July 31, 2010	April 30, 2010

Cash and cash equivalents	$ 278	$ 268
Finance receivables, net	$ 214,492	$ 205,423
Total assets	$ 261,979	$ 251,272
Total debt	$ 44,328	$ 38,766
Treasury Stock	$ 24,788	$ 17,528
Total equity	$ 177,842	$ 176,190
Shares outstanding	11,022,505	11,337,677

Finance receivables:
Principal balance	$ 272,555	$ 261,051
Deferred Revenue - Payment Protection Plan	(8,546)	$ (8,229)
Allowance for credit losses	(58,063)	(55,628)

Finance receivables, net of allowance & deferred revenue	$ 205,946	$ 197,194

Allowance as % of net principal balance	22.0%	22.0%

Changes in allowance for credit losses:
	Three Months Ended July 31,
	2010	2009
Balance at beginning of year	$ 55,628	$ 49,310
Provision for credit losses	16,138	15,051
Net charge-offs	(13,703)	(12,219)
Change in allowance related to purchased accounts	--	(31)

Balance at end of period	$ 58,063	$ 52,111
CONTACT:  America's Car-Mart, Inc.
          William H. ("Hank") Henderson, CEO
            (479) 464-9944
          Jeffrey A. Williams, CFO
            (479) 418-8021
          T. J. ("Skip") Falgout, III, Chairman
            (972) 717-3423